Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 13, 2016 with respect to the consolidated financial statements of WII Holdings, Inc. and Subsidiaries included in this Current Report of Quanex Building Products Corporation on this Form 8-K/A. We consent to incorporation by reference of said report in the Registration Statements of Quanex Building Products Corporation on Forms S-8 (File No. 333-150392, File No. 333-173245 and File No. 333-194812).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

January 14, 2016